Exhibit 99(a)(1)(A)
GLU MOBILE INC.
OFFER TO EXCHANGE CERTAIN
OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS
This Offer to Exchange Certain Outstanding Stock Options for New Stock Options and your withdrawal rights will expire at 5:30 p.m., Pacific Time, on May 20, 2009, unless extended by Glu
(the “Expiration Date”)
     Glu Mobile Inc., a Delaware corporation (“Glu,” the “Company,” “we,” “us,” or “our”) is offering, for compensatory purposes, to eligible U.S. and U.K. employees of Glu and its subsidiaries the right to exchange (the “Option Exchange Program”) all options to purchase shares of our common stock outstanding prior to the commencement of the Option Exchange Program having an exercise price equal to or greater than $1.25 per share (“Eligible Options”) granted under the Glu Mobile Inc. 2007 Equity Incentive Plan (the “2007 Plan”) or the Glu Mobile Inc. Amended & Restated 2001 Stock Option Plan (together, the “Plans”) for new nonqualified stock options (U.S.) or new unapproved stock options (U.K.) (“New Options”) to be granted under the 2007 Plan upon the terms and subject to the conditions set forth in this Offer to Exchange. Our executive officers and our non-employee directors are not eligible to participate in the Option Exchange Program.
     Participation in the Option Exchange Program is voluntary. You are not required to accept this offer to exchange your Eligible Options for New Options (the “Exchange Offer”). If you elect to tender your Eligible Options for exchange on the terms and subject to the conditions described in this document and if your Eligible Options are accepted for exchange, we will cancel the Eligible Options tendered for exchange and for each Eligible Option tendered for exchange, you will receive a New Option grant for an equivalent or lesser number of shares, depending on the exercise price of the Eligible Option tendered (as described below) under a new option agreement between you and us. The New Options will be granted on the first trading date after the date the Eligible Options accepted for exchange are cancelled pursuant to this Exchange Offer (the “Replacement Grant Date”).
     The Option Exchange Program is not conditioned upon a minimum number of Eligible Options being tendered for exchange. However, consummation of the Exchange Offer and the grant of New Options is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of the Option Exchange Program”) of this Offer to Exchange.
     If you participate in the Option Exchange Program, each Eligible Option you properly tender under the program will entitle you to receive a New Option for an equivalent or lesser number of shares, depending on the exercise price of the Eligible Option tendered, in accordance with the exchange ratios set forth in the table below:

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$1.25 - $1.99	1-for-1	5,000 New Options issued in exchange for 5,000 Eligible Options
2.00 - 3.99	1-for-2	5,000 New Options issued in exchange for 10,000 Eligible Options
4.00 - 5.94	1-for-3	5,000 New Options issued in exchange for 15,000 Eligible Options
5.95 or greater	1-for-4	5,000 New Options issued in exchange for 20,000 Eligible Options

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     If you tender more than one Eligible Option grant, New Options will be granted in the Exchange Offer therefor on a grant-by-grant basis under the Option Exchange Program. For example, if you tender an Eligible Option grant to purchase 1,000 shares, with an exercise price of $1.25 per share, and an Eligible Option grant to purchase 1,000 shares, with an exercise price of $4.00 per share, you will be entitled to receive two New Options to purchase 1,000 shares and 333 shares, respectively, with an exercise price per share equal to the closing sale price of our common stock, as reported on The NASDAQ Global Market, on the Replacement Grant Date. If you hold more than one Eligible Option and you tender one Eligible Option in this Exchange Offer, you do not need to tender any other Eligible Options you may hold. You may not, however, tender an Eligible Option for less than all of the shares subject to the Eligible Option.
Some key features of the New Options will include:
•	The exercise price of the New Options will equal the closing sale price of our common stock as reported on The NASDAQ Global Market on the Replacement Grant Date;

•	The New Options will be nonqualified stock options (U.S.) or unapproved stock options (U.K.) (even if the Eligible Option you tendered was an incentive stock option or an enterprise management incentive option, respectively);

•	The New Options will vest over three years in 36 equal monthly installments;

•	The New Options will have a six-year term; and

•	The other terms and conditions of the New Options will be substantially similar to those of the cancelled options.
     To be eligible to participate in the Option Exchange Program, you must be employed with us continuously through the offering period and to receive New Options you must be employed with us on the Replacement Grant Date. Your election to participate in the Option Exchange Program does not in any way change your status or rights as an employee. If you are employed in the U.S., your employment remains at-will.
See “Risk Factors Related to the Option Exchange Program,” for a discussion of risks that you should consider before participating in the Option Exchange Program.
     Shares of our common stock are traded on The NASDAQ Global Market under the symbol “GLUU.” On April 20, 2009, the last sale price of our common stock as reported on The NASDAQ Global Market was $0.57 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.
IMPORTANT
     If you choose to participate in the Option Exchange Program, you must properly complete and submit your election to us through our secure Option Exchange Program website at https://glumobileexchange@equitybenefits.com (the “Offer Website”) on or before 5:30 p.m., Pacific Time, on May 20, 2009. If we do not receive your election by such time and date, you will be deemed to

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have rejected the Exchange Offer. We will make computer and Internet access available at our office locations to any eligible participant who does not have Internet access. If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, you must complete and sign a paper election form for all of your Eligible Options and fax your election form to (650) 403-1025 or email your election form to glu@sos-team.com. To obtain a paper election form, please contact Option Exchange Administration at glu@sos-team.com. Your election must be received by us before 5:30 p.m., Pacific Time, on May 20, 2009 (or a later expiration date if we extend the time you have to elect to participate in the Option Exchange Program). Elections not made via the Offer Website or received by us by 5:30 p.m., Pacific Time, on May 20, 2009, even if sent prior to the Expiration Date, will be disregarded. Accordingly, please allow time for delivery when sending your paper election form(s). If we do not receive your election by the Expiration Date, you will be deemed to have rejected the Exchange Offer. If you choose to not participate in the Option Exchange Program, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.
     You should direct questions about the Option Exchange Program or requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) to Option Exchange Administration by email to glu@sos-team.com or by logging on to the Offer Website.
     The Option Exchange Program is only available to U.S. and U.K. employees of Glu and its subsidiaries. We are not aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any jurisdiction in the United States where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.
     Although the Compensation Committee of our Board of Directors has approved the Option Exchange Program, neither we, the Compensation Committee nor the Board of Directors makes any recommendation as to whether you should exchange or refrain from exchanging your Eligible Options. You must make your own decision whether to exchange your Eligible Options.
     THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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TABLE OF CONTENTS

Summary Term Sheet	1

General Questions About the Option Exchange Program	1
Specific Questions About the Exchanged Options	5
Specific Questions About the New Options	6

Risk Factors Related to the Option Exchange Program	8

Introduction	10

The Option Exchange Program

1. Number of Options; Expiration Date	11
2. Purpose of the Option Exchange Program	12
3. Procedures for Participating in the Option Exchange Program	13
4. Withdrawal Rights	14
5. Acceptance of Options for Exchange and Issuance of New Options	14
6. Conditions of the Option Exchange Program	15
7. Price Range of Common Stock Underlying the Options	17
8. Source and Amount of Consideration; Terms of New Options	17
9. Information Concerning Glu	19
10. Interests of Directors and Officers; Transactions or Arrangements Concerning Eligible Options; Agreements Involving Glu’s Securities	21
11. Status of Options Acquired By Us in the Option Exchange Program; Accounting Consequences of the Option Exchange Program	23
12. Legal Matters; Regulatory Approvals	24
13. Material United States Tax Consequences	24
14. Material United Kingdom Tax Consequences	26
15. Extension of the Option Exchange Program; Termination; Amendment	27
16. Fees and Expenses	27
17. Additional Information	28
18. Miscellaneous	29

SUMMARY TERM SHEET
The following section answers some of the questions that you may have about the Option Exchange Program. However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange.
GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM
Q1.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?
     We are offering, for compensatory purposes, to eligible U.S. and U.K. employees of Glu and its subsidiaries (see Question 3 below) the right to exchange all outstanding options to purchase shares of Glu common stock having an exercise price equal to or greater than $1.25 per share granted under the Glu Mobile Inc. 2007 Equity Incentive Plan (the “2007 Plan”) or the Glu Mobile Inc. Amended & Restated 2001 Stock Option Plan (together, the “Plans”) prior to the commencement of the Option Exchange Program (the “Eligible Options”) for new nonqualified options (U.S.) or new unapproved stock options (U.K.) (the “New Options”) to be granted under the 2007 Plan upon the terms and subject to the conditions described in further detail below.
Q2.	WHY IS GLU IMPLEMENTING THE OPTION EXCHANGE PROGRAM?
     We are implementing the Option Exchange Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their Eligible Options at their current exercise prices, or to cancel those options for New Options to purchase an equal or lesser number of shares, with a new exercise price per share equal to the closing sale price of our common stock, as reported on The NASDAQ Global Market, on the Replacement Grant Date (defined below in Question 5). See Question 5 below for a more detailed explanation of the option exchange ratio.
     We are implementing the Option Exchange Program to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better retention and performance incentives for our employees and will maximize the value of our common stock for our current stockholders. Achievement of these goals cannot be guaranteed in light of the ever-present risks associated with a volatile and unpredictable stock market and other factors beyond our control.
     We are also implementing the Option Exchange Program to reduce the number of outstanding options with little retentive value and to increase the number of shares available for future awards under the 2007 Plan (the Eligible Options cancelled pursuant to the Option Exchange Program will be available for such future issuances pursuant to the terms of that plan).
Q3.	WHO IS ELIGIBLE TO PARTICIPATE?
     Any employee of Glu Mobile Inc. (U.S.), Superscape Inc. (U.S.), Glu Mobile Limited (U.K.) or Superscape Limited (U.K.), who lives in the U.S. or the U.K. (an “Eligible Employee”) and is continuously employed by us during the period beginning on April 22, 2009 and ending at 5:30 p.m., Pacific Time, on May 20, 2009 (or a later date if we extend the time you have to elect to participate in the Option Exchange Program (the “offering period”)), and who holds outstanding and unexercised stock options granted under the Plans prior to the commencement of the Option Exchange Program with an exercise price of $1.25 or above is eligible to participate in the Option Exchange Program. Eligible Employees must be employed by us on the Replacement Grant Date to receive New Options. Our executive officers and our non-employee directors are not eligible to participate in the Option Exchange Program.
Q4.	ARE OVERSEAS EMPLOYEES ELIGIBLE TO PARTICIPATE?
     As discussed in Question 3 above, only our current U.S. and U.K. employees holding Eligible Options may participate in the Option Exchange Program.
Q5.	HOW DOES THE OPTION EXCHANGE PROGRAM WORK?
     You may decide to exchange one or more of your Eligible Option grants for a New Option. Each Eligible Option you tender for exchange under the Option Exchange Program will be exchanged for a New Option to purchase an equal or lesser number of shares, depending on the exercise price of the Eligible Option, as follows:

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$1.25 - $1.99	1-for-1	5,000 New Options issued in exchange for 5,000 Eligible Options
2.00 - 3.99	1-for-2	5,000 New Options issued in exchange for 10,000 Eligible Options
4.00 - 5.94	1-for-3	5,000 New Options issued in exchange for 15,000 Eligible Options
5.95 or greater	1-for-4	5,000 New Options issued in exchange for 20,000 Eligible Options
     The New Option will be granted under the 2007 Plan on the first trading day following the date that we cancel the Eligible Options accepted for exchange pursuant to the Exchange Offer and at an exercise price equal to the closing sale price of our common stock, as reported on The NASDAQ Global Market on that trading day (the “Replacement Grant Date”). The New Option will be a nonqualified stock option (U.S.) or an unapproved stock option (U.K.), have a six-year term and vest over three years in 36 equal monthly installments. The other terms of the New Option will be substantially the same as the Eligible Option tendered for exchange under the Option Exchange Program.
     If you tender more than one Eligible Option grant, New Options will be granted in exchange therefor on a grant-by-grant basis under the Option Exchange Program. For example, if you tender an Eligible Option grant to purchase 1,000 shares, with an exercise price of $1.25 per share, and an Eligible Option grant to purchase 1,000 shares, with an exercise price of $4.00 per share, you will be entitled to receive two New Options to purchase 1,000 shares and 333 shares, respectively, with a new exercise price (as described above).
     In addition, if you elect to exchange an Eligible Option, you must exchange the entire option; you may not exchange only part of an Eligible Option. For example, if you hold an Eligible Option for 4,500 shares with an exercise price of $10.00 per share, you must exchange all 4,500 option shares. You may not exchange 2,500 of the 4,500 option shares (and retain 2,000 option shares).
     If you tender an Eligible Option for a number of shares that is not evenly divisible by the applicable exchange ratio, you will forfeit any resulting fractional option share. For example, if you tender an Eligible Option to purchase 1,025 shares with an exercise price of $10.00, you will receive a New Option to purchase 256 shares (the resulting .25 fractional option share will be cancelled and no consideration will be paid to you for cancellation of that fractional option share).
Q6.	WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
     Participation in the Option Exchange Program is voluntary. If you want to participate, you must properly complete and submit an election to exchange one or more of your Eligible Options for New Options on the Offer Website (or another permitted election method provided for in this Offer to Exchange) no later than 5:30 p.m., Pacific Time, on May 20, 2009, or a later date if we extend the offering period (the latest such date and time, the “expiration date”).
     You have the right to withdraw any Eligible Options that you have elected to exchange at anytime before the expiration date. See Question 12 for a more detailed discussion of your withdrawal rights.
     We reserve the right to reject any or all Eligible Options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those Eligible Options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept all such Eligible Options promptly after the expiration date.
Q7.	DOES THE OPTION EXCHANGE PROGRAM EXTEND TO ALL OF GLU’S OUTSTANDING OPTIONS?
     No. The Option Exchange Program applies only to outstanding options granted under the Plans as long as such options have exercise prices equal to or greater than $1.25 per share. Options granted under our Employee Stock Purchase Plan are not eligible to be tendered in the Option Exchange Program.
Q8.	WHY CAN’T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?
     Because of the large number of options currently outstanding, a grant of additional options could potentially have a negative impact on our dilution and shares available for future awards under our equity incentive plans.
Q9.	IF I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY CURRENT OPTIONS I ELECT TO TENDER?
     If you elect to participate, only the Eligible Options you have elected to tender through the Offer Website (or another permitted election method provided for in this Offer to Exchange) will be cancelled on the expiration date.
Q10.	WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, AND HOW DO I ELECT TO PARTICIPATE?
     The deadline to elect to participate in the Option Exchange Program is 5:30 p.m., Pacific Time, on May 20, 2009, unless we extend the offering period. To participate, you must log on to the Offer Website and properly complete and submit an election to exchange one or more of your Eligible Options (or properly complete your election through another permitted election method provided for in this Offer to Exchange) before that time. We may, in our discretion, extend the deadline to participate in the Option Exchange Program at any time, but we cannot assure you that the Option Exchange Program will be extended. If we decide to extend the deadline to elect to participate in the Option Exchange Program, we will announce the extension no later than 9:00 a.m., Pacific Time, on the first business day following the previously scheduled expiration date. If we do extend the deadline, you must make your online election before the extended expiration date and time.
Q11.	WHAT WILL HAPPEN IF I DO NOT ELECT TO EXCHANGE MY ELIGIBLE OPTIONS BY THE DEADLINE?
     If you do not elect to exchange your Eligible Options through the Offer Website (or another permitted election method provided for in this Offer to Exchange) by the expiration date, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged with their original exercise price and original terms.
Q12.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
     You may withdraw your election to participate in the Option Exchange Program at any time before 5:30 p.m., Pacific Time, on May 20, 2009, unless we extend the offering period, in which case you may withdraw your Eligible Options elected for exchange at any time until the expiration of the extended deadline. To withdraw an election to exchange Eligible Options, you must log on to the Offer Website (or properly complete your withdrawal through another permitted withdrawal method provided for in this Offer to Exchange) prior to 5:30 p.m., Pacific Time, on May 20, 2009 and properly complete and submit a new election in which you do not elect to exchange the Eligible Options that you wish to withdraw. Once you have withdrawn your election to tender one or more Eligible Options, you may re-elect to exchange such Eligible Options again only by following the election procedure described in the answer to Question 6.
Q13.	WHEN WILL THE ELIGIBLE OPTIONS THAT I ELECT TO EXCHANGE BE REMOVED FROM E*TRADE’S WEBPAGE?
     After you submit your online election, the Eligible Options that you have elected to exchange will continue to appear on the E*TRADE website at https://us.etrade.com/e/t/user/login_sp. until they are cancelled.
Q14.	ARE THERE ANY TAX CONSEQUENCES TO MY PARTICIPATING IN THE OPTION EXCHANGE PROGRAM?
     For U.S. Employees: If you exchange an Eligible Option for a New Option under the Option Exchange Program, you will not be required under current tax laws to recognize income for U.S. federal income tax purposes at the time of the exchange or at the Replacement Grant Date. With regard to the New Option, the tax aspects of such option will be the same as any other nonqualified stock option.
     For U.K. Employees: If you exchange an Eligible Option for a New Option under the Option Exchange Program, you will not be required under current law to recognize income for U.K. income tax purposes at the time of the exchange or at the Replacement Grant Date. With regard to the New Option, the tax aspects of such option will be the same as any other unapproved stock option.
     We recommend that you consult your own tax advisor with respect to the federal, state and local or foreign tax consequences of participating in the Option Exchange Program.
     Please see Sections 13 and 14, “Material United States Tax Consequences” and “Material United Kingdom Tax Consequences”, respectively, below for more information.

Q15.	HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
     The decision to participate in the Option Exchange Program is each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and the performance of our own business and stock price. We encourage you to speak with your financial, legal and/or tax advisors as necessary, before deciding whether to participate in the Option Exchange Program. In addition, we strongly urge you to read the sections in this document discussing the tax consequences of participating in the Option Exchange Program.
Q16.	WHAT DOES THE COMPANY AND THE BOARD OF DIRECTORS THINK OF THE STOCK OPTION EXCHANGE PROGRAM?
     Although the Compensation Committee of the Board of Directors has approved the Option Exchange Program, neither we nor the Compensation Committee of our Board of Directors, nor our Board of Directors makes any recommendation as to whether you should participate in the Option Exchange Program. You must make your own decision whether to exchange your Eligible Options.
SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS
Q17.	HOW DO I FIND OUT HOW MANY ELIGIBLE OPTIONS I HAVE AND WHAT THEIR EXERCISE PRICES ARE?
     You can review your individual stock option information, including all of your stock option grants to date and the status of each stock option, online at E*Trade’s website https://us.etrade.com/e/t/user/login_sp., using your log on credentials. You can at any time confirm the number of existing stock options that you have, their grant dates, remaining terms, exercise prices, vesting schedules and other information by contacting E*Trade.
Q18.	WHICH OPTIONS CAN BE EXCHANGED?
     Only outstanding and unexercised options that have an exercise price equal to or above $1.25 per share may be tendered for exchange under the Option Exchange Program.
Q19.	CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?
     No. The Option Exchange Program only pertains to outstanding Eligible Options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and may not be tendered for exchange under the Option Exchange Program. However, if you have partially exercised an Eligible Option grant, the remaining outstanding unexercised portion of the Eligible Option grant may be tendered for exchange. For example, if you exercise an Eligible Option during the offering period for the Exchange Offer, the portion of the Eligible Option that you exercised will not be eligible for the Exchange Offer.

Q20.	CAN I ELECT TO EXCHANGE AN ELIGIBLE OPTION ONLY AS TO CERTAIN SHARES?
     No. If you elect to exchange an Eligible Option, you must exchange the entire unexercised portion of the option; you may not exchange only part of an Eligible Option. For example, if you have an option grant for 4,500 shares with an exercise price of $10.00 per share, you must exchange all 4,500 option shares. You may not exchange 2,500 of the 4,500 option shares (and retain 2,000 option shares). Likewise, if an option grant is partially vested and partially unvested, you cannot elect to exchange only the unvested portion.
Q21.	IF I CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO THE ELIGIBLE OPTIONS THAT I TENDER FOR EXCHANGE?
     If you properly complete and submit an election to exchange one or more of your Eligible Options under the Option Exchange Program through the Option Exchange Program website by the expiration date, and we accept your Eligible Options for exchange, we will cancel all of your outstanding Eligible Options that you have elected to exchange.
Q22.	WILL THE OPTIONS EXCHANGED BE RETURNED TO THE POOL OF SHARES AVAILABLE FOR FUTURE GRANT UNDER THE PLANS?
     Yes. The shares of common stock subject to those Eligible Options exchanged pursuant to the Option Exchange Program will be returned to the pool of shares available for future awards under the 2007 Plan.
SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS
Q23.	WHAT WILL BE THE SHARE AMOUNT OF THE NEW OPTIONS?
     Each Eligible Option you tender for exchange under the Option Exchange Program will be exchanged for a New Option to purchase an equal or lesser number of shares, depending on the exercise price of the Eligible Option, as follows:

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$1.25 — $1.99	1-for-1	5,000 New Options issued in exchange for 5,000 Eligible Options
2.00 — 3.99	1-for-2	5,000 New Options issued in exchange for 10,000 Eligible Options
4.00 — 5.94	1-for-3	5,000 New Options issued in exchange for 15,000 Eligible Options
5.95 or greater	1-for-4	5,000 New Options issued in exchange for 20,000 Eligible Options
Q24.	HOW WERE THE EXCHANGE RATIOS DETERMINED?
     The Option Exchange Program is designed to balance our interests and those of our employees and stockholders. In determining the exchange ratios, we considered the fair value of the Eligible Options to be exchanged and a hypothetical fair value of the New Options to be issued based on certain assumptions about the New Options, in each case using the Black-Scholes valuation model (a model for calculating the value of derivative securities). We compared these fair values and selected exchange ratios that balanced our desire to provide incentives to participants in the Option Exchange Program and reduce our accounting cost of conducting the Option Exchange Program, as compared to a one-for-one exchange ratio for all Eligible Options.
Q25.	WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?
     The exercise price of the New Options will equal the closing sale price of our common stock as reported on The NASDAQ Global Market on the Replacement Grant Date.
Q26.	WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTIONS?
     New Options will vest at the rate of 1/36 each month for a period of three years following the Replacement Grant Date. For example, if the Replacement Grant Date is May 21, 2009, 1/36 of the New Option would vest on June 21, 2009 and on the 21st day of each month thereafter, until the New Option is fully vested.
Q27.	IF THE ELIGIBLE OPTIONS THAT I TENDER ARE INCENTIVE STOCK OPTIONS OR EMPLOYEE MANAGEMENT INCENTIVE STOCK OPTIONS, WILL MY NEW OPTION BE AN INCENTIVE STOCK OPTION OR EMPLOYEE MANAGEMENT INCENTIVE OPTION?
     No. If you are a U.S. employee and you tender Eligible Options in the Exchange Offer that are incentive stock options, the New Options granted in exchange therefor will be nonqualified stock options. If you are a U.K. employee and you tender Eligible Options in the Exchange Offer that may be tax-preferred employee management incentive stock options, the New Options granted in exchange therefor will be unapproved stock options.
Q28.	WHAT WILL BE THE TERMS AND CONDITIONS OF THE NEW OPTIONS?
     Except for the new exercise price, change in vesting, change in term and status as a nonqualified stock option for cancelled incentive stock options (U.S.) or an unapproved stock option for cancelled employee management incentive stock options (U.K.), the terms and conditions of the New Options will be substantially the same as the Eligible Options tendered in the Exchange Offer.
Q29.	(U.S. EMPLOYEES ONLY) I HAVE AN ELIGIBLE OPTION THAT IS SPLIT BETWEEN INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE $100,000 LIMIT ON INCENTIVE STOCK OPTIONS. CAN I CANCEL ONE PART OF THIS OPTION BUT NOT THE OTHER?
     No. You cannot cancel one part of an Eligible Option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the Option Exchange Program.
Q30.	WHEN WILL WE GRANT THE NEW OPTIONS?
     We will grant the New Options on the Replacement Grant Date. If we cancel Eligible Options elected for exchange on May 20, 2009, the Replacement Grant Date of the New Options will be May 21, 2009, which is the first trading day following the cancellation date of the Eligible Options.

Q31.	WHEN WILL I SEE THE NEW OPTIONS ON E*TRADE?
     You may view your current Glu stock options at https://us.etrade.com/e/t/user/login_sp, using your log on credentials. Your New Option(s) will appear in your account within approximately two weeks of the Replacement Grant Date (but in no event more than ten business days from the expiration date).
Q32.	WHAT IS THE EXPECTED TIMELINE OF THE OPTION EXCHANGE PROGRAM?
     We currently expect the timeline of the Option Exchange Program to be:

•	April 22, 2009	Offering Period begins

•	May 20, 2009	Offering Period ends at 5:30 p.m., Pacific Time, unless extended by us

•	May 21, 2009	Exercise price of New Options is determined based on the last reported sale price per share of Glu’s common stock on The NASDAQ Global Market (this date may change as a result of regulatory review or at Glu’s discretion)
RISK FACTORS RELATED TO THE OPTION EXCHANGE PROGRAM
     Participation in the Option Exchange Program involves a number of potential risks and uncertainties, including the material risks described below. You should carefully read and consider the risks set forth in this section and in the documents incorporated by reference in this document, and we encourage you to speak with your financial, legal and/or tax advisors as necessary, before deciding whether to participate in the Option Exchange Program. In addition, we strongly urge you to read the sections in this document discussing the tax consequences of participating in the Option Exchange Program.
Risks Related to the Option Exchange Program
     The New Options will be subject to a new three-year vesting schedule. This means that if your employment with us terminates during the new vesting period, you might have fewer vested shares than if you had not participated in the Option Exchange Program.
     If you elect to participate in the Option Exchange Program, each New Option issued to you will be subject to a three-year vesting schedule. This means that you will be required to continue working for us for three years after the date on which your New Option is granted to be fully vested in the New Option. If your employment terminates before your New Option vests, you will forfeit the unvested portion of the New Option, even if your surrendered option had been fully vested.
     You should carefully consider the current vesting of your Eligible Options, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an Eligible Option you surrendered, it is possible that you would have received more value by retaining your Eligible Option.

     If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this Exchange Offer.
     If you are subject to the tax laws of another country, even if you are a resident of the United States or the United Kingdom, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.
     If you are a tax resident of the U.K., please refer to Section 14 “Material United Kingdom Tax Consequences.”
Risks Related to Our Business
     Our business is subject to many risks and uncertainties, which may affect our future financial performance. These risks include, among others:
•	We have a history of net losses, may incur substantial net losses in the future and may not achieve profitability;

•	We have a limited operating history in an emerging market, which may make it difficult to evaluate our business;

•	Our financial results could vary significantly from quarter to quarter and are difficult to predict, particularly in light of the current economic environment, which in turn could cause volatility in our stock price;

•	The markets in which we operate are highly competitive, and many of our competitors have significantly greater resources than we do;

•	We may need to raise additional capital or borrow funds to grow our business, and we may not be able to raise capital or borrow funds on terms acceptable to us or at all;

•	Our stock price has fluctuated and declined significantly since our initial public offering in March 2007, and may continue to fluctuate, may not rise and may decline further, which could cause our stock to be delisted from trading on The NASDAQ Global Market;

•	We have outstanding debt obligations and may incur additional debt in the future, which could adversely affect our financial condition and results of operations; and

•	A continued slowdown in sales of mobile devices, particularly the devices for our carrier-based business which represents the vast majority of our revenues, could have a material adverse impact on our revenues, financial position and results of operations.
     You should carefully review “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 13, 2009, which is incorporated by reference into this Offer to Exchange, before making a decision on whether or not to tender your Eligible Options.

INTRODUCTION
     Glu Mobile Inc. is offering to Eligible Employees the right to exchange all outstanding options to purchase shares of our common stock having an exercise price equal to or greater than $1.25 per share granted under the Plans for an equal or lesser number of new nonqualified stock options (U.S.) or new unapproved stock options (U.K.) that we will grant under the 2007 Plan. Our executive officers and non-employee members of our Board of Directors are not eligible to participate in our Option Exchange Program.
     The Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange.
     If you elect to exchange all or some of your Eligible Options as described in the Offer to Exchange and if your Eligible Option(s) are accepted for exchange, each Eligible Option so tendered will be cancelled and you will be granted a New Option for an equivalent or lesser number of shares, depending on the exercise price of the Eligible Option tendered (as described below), under a new option agreement between you and us.
     The number of shares subject to the New Options you receive will depend on the exercise prices of the Eligible Options that you exchanged, as follows:

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$1.25 - $1.99	1-for-1	5,000 New Options issued in exchange for 5,000 Eligible Options
2.00 - 3.99	1-for-2	5,000 New Options issued in exchange for 10,000 Eligible Options
4.00 - 5.94	1-for-3	5,000 New Options issued in exchange for 15,000 Eligible Options
5.95 or greater	1-for-4	5,000 New Options issued in exchange for 20,000 Eligible Options
Some key features of the New Options will include:
•	The exercise price of the New Options will equal the closing sale price of our common stock as reported on The NASDAQ Global Market on the Replacement Grant Date;

•	The New Options will be nonqualified stock options (U.S.) or unapproved stock options (U.K.) (even if the Eligible Option you tendered was an incentive stock option or an enterprise management incentive option, respectively);

•	The New Options will have a term of six years;

•	The New Options will vest over three years with 1/36 of the shares subject to the option vesting each month; and

•	The other terms and conditions of the New Options will be substantially similar to those of the cancelled Eligible Options.

     To receive a New Option grant, you must be continuously employed with us through the Replacement Grant Date. Your election to participate in the Option Exchange Program does not in any way change your status as an at-will employee.
     We are implementing the Option Exchange Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering the Option Exchange Program on a voluntary basis to allow our Eligible Employees to choose whether to keep their Eligible Options at their current exercise prices, or to cancel those options for New Options. The shares of common stock subject to those Eligible Options cancelled pursuant to the Option Exchange Program will be returned to the pool of shares available for future awards under our 2007 Plan.
     As of April 21, 2009, options to purchase 1,234,260 shares of our common stock were eligible for exchange under the Option Exchange Program.
THE OPTION EXCHANGE PROGRAM
1.	NUMBER OF OPTIONS; EXPIRATION DATE.
     Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all outstanding Eligible Options that are properly tendered for exchange and not withdrawn in accordance with Section 4 before the “expiration date,” as defined below, for new nonqualified stock options (U.S.) or new unapproved stock options (U.K.) to purchase common stock under the 2007 Plan at an exercise price per share equal to the closing trading price of our common stock, as reported on The NASDAQ Global Market on the Replacement Grant Date.
     For each Eligible Option properly tendered by you and accepted for exchange by us, you will be entitled to receive a New Option to purchase an equal or lesser number of shares of our common stock covered by the Eligible Option, depending on the exercise price of the Eligible Option using the exchange ratios in the table below, and subject to adjustments for any stock splits, stock dividends and similar events. For purposes of applying the exchange ratios, fractional option shares will be rounded down to the nearest whole option share on a grant-by-grant basis. The New Option will be subject to the terms of the 2007 Plan, as applicable, pursuant to a new option agreement between us and you.

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$1.25 - $1.99	1-for-1	5,000 New Options issued in exchange for 5,000 Eligible Options
2.00 - 3.99	1-for-2	5,000 New Options issued in exchange for 10,000 Eligible Options
4.00 - 5.94	1-for-3	5,000 New Options issued in exchange for 15,000 Eligible Options
5.95 or greater	1-for-4	5,000 New Options issued in exchange for 20,000 Eligible Options
     Any Eligible Employee employed with us continuously during the period beginning on April 22, 2009 and ending on the expiration date and who holds outstanding stock options granted under the Plans that have exercise prices equal to or above $1.25 per share is eligible to participate in the Option Exchange Program. Our executive officers and non-employee directors are not eligible to participate in the Option Exchange Program.

     IF YOUR EMPLOYMENT WITH US IS TERMINATED PRIOR TO THE DATE WE GRANT THE NEW OPTIONS, BUT AFTER THE DATE THE ELIGIBLE OPTIONS YOU ELECTED TO EXCHANGE ARE ACCEPTED AND CANCELLED BY US, YOU WILL NOT RECEIVE NEW OPTIONS IN EXCHANGE FOR YOUR CANCELLED ELIGIBLE OPTIONS THAT WERE ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED ELIGIBLE OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE ELIGIBLE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.
     If you wish to participate in the Option Exchange Program, you may elect to exchange any of your Eligible Options. If you elect to exchange an Eligible Option, it must be tendered as to all shares that are outstanding under the Eligible Option. An option cannot be partially tendered under the Option Exchange Program.
     The term “expiration date” means 5:30 p.m., Pacific Time, on May 20, 2009, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the Option Exchange Program, in which event the term “expiration date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the expiration date.
2.	PURPOSE OF THE OPTION EXCHANGE PROGRAM.
     We are implementing the Option Exchange Program to provide our Eligible Employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better retention and performance incentives for our Eligible Employees and will maximize the value of our common stock for our current stockholders.
     We are also implementing the Option Exchange Program to reduce the number of outstanding options with little retentive value and to increase the number of shares available for future awards under the 2007 Plan (the Eligible Options cancelled pursuant to the Option Exchange Program will be available for such future issuances pursuant to the terms of that plan.)
     Finally, because of the large number of options currently outstanding, a grant of additional options (rather than offering an option exchange program) could potentially have a negative impact on our dilution and shares available for future awards under our equity incentive plans.
     CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING SALE PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING ELIGIBLE OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.
     Neither we, nor our Compensation Committee nor our Board of Directors makes any recommendation as to whether you should elect to participate in the Option Exchange Program, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and all related documents included as part of the Tender Offer Statement on Schedule TO filed with the SEC on April 22, 2009 and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the Option Exchange Program.

3.	PROCEDURES FOR PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.
     Proper Exchange of Options
     If you choose to participate in the Option Exchange Program, you must properly complete and submit your election to us through our secure Option Exchange Program website at https://glumobileexchange@equitybenefits.com (the “Offer Website”) on or before 5:30 p.m., Pacific Time, on May 20, 2009, unless we extend the offering period. If we do not receive your election by such time and date, you will be deemed to have rejected the Exchange Offer. We will make computer and Internet access available at our office locations to any Eligible Employee who does not have Internet access. If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, you must complete and sign a paper election form for all of your Eligible Options and fax your election form to (650) 403-1025 or email your election form to glu@sos-team.com. To obtain a paper election form, please contact Option Exchange Administration at glu@sos-team.com. Your election must be received by us by 5:30 p.m., Pacific Time, on May 20, 2009 (or a later date and time if we extend the offering period). Elections not received by us by 5:30 p.m., Pacific Time, on May 20, 2009, even if made or sent prior to the expiration date, will be disregarded. Accordingly, please allow time for delivery when sending us your paper election form(s). If we do not receive your election either via the Offer Website or by delivery of your paper election form by the expiration date, you will be deemed to have rejected the Exchange Offer. If you choose to not participate in the Option Exchange Program, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.
     You have the right to withdraw any Eligible Options that you have elected to exchange at any time before 5:30 p.m., Pacific Time, on May 20, 2009. If we extend the time during which you may elect to participate in the Option Exchange Program (which we may or may not do), you have the right to withdraw these options at any time until the extended period expires. See Section 4 for a description of your withdrawal rights.
     If you do not make an election on the Offer Website by the expiration date, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged at their original exercise price and terms.
     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects
     We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly and timely tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Option Exchange Program (described in Section 6 below) or any defect or irregularity in any election with respect to any particular Eligible Options or any particular option holder. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes An Agreement
     Your election to participate in the Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Option Exchange Program. OUR ACCEPTANCE FOR CANCELLATION OF THE ELIGIBLE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THE OPTION EXCHANGE PROGRAM WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OPTION EXCHANGE PROGRAM.
     Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept promptly after the expiration date all properly tendered Eligible Options that have not been validly withdrawn.
4.	WITHDRAWAL RIGHTS.
     You may withdraw the Eligible Options you have elected to exchange only if you comply with the provisions of this Section 4.
     You have the right to withdraw the Eligible Options you have elected to exchange at anytime before 5:30 p.m., Pacific Time, on May 20, 2009. If we extend the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. Additionally, you may withdraw any Eligible Options you elected to exchange if after 40 business days after the commencement of the Offer we have not accepted for exchange all Eligible Options you elected to exchange. The date of the 40th business day is June 17, 2009.
     To validly withdraw Eligible Options, except as provided below, you must log on to the Offer Website before the expiration date and properly complete and submit a new election in which you do not elect to exchange the Eligible Options that you wish to withdraw. If you are not able to submit your withdrawal election electronically via the Offer Website as a result of technical failures of the Offer Website, please follow the procedure described in Section 3 for submitting a paper election form. The paper election form serves as a withdrawal form.
     You may not rescind any withdrawal, and any Eligible Options that you withdraw will thereafter be deemed not properly elected for participation in the Option Exchange Program, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.
     Neither Glu nor any other person is obligated to give notice of any defects or irregularities in any submission over the Offer Website or in any paper election form used to withdraw your election to participate in the Option Exchange Program, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal submissions. Our determination of these matters will be final and binding.
5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.
     Upon the terms and subject to the conditions of the Option Exchange Program and promptly following the expiration date, we will accept for exchange and cancel Eligible Options properly elected for exchange and not validly withdrawn before the expiration date. If your Eligible Options are properly elected for exchange and accepted for exchange by 5:30 p.m., Pacific Time, on May 20, 2009 and you are

an Eligible Employee on the Replacement Grant Date, you will be granted on the first trading date after the date we cancel the Eligible Options accepted for exchange (i.e., the Replacement Grant Date) a New Option for each Eligible Option so accepted and cancelled under the Option Exchange Program. If we extend the date by which we must accept and cancel Eligible Options properly elected for exchange, New Options will be granted on the first trading date after the date we cancel the Eligible Options accepted for exchange.
6.	CONDITIONS OF THE OPTION EXCHANGE PROGRAM.
     Notwithstanding any other provision of the Option Exchange Program, we will not be required to accept any Eligible Options elected for exchange, and we may terminate or amend the Option Exchange Program, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after the commencement of the Option Exchange Program and prior to the expiration date any of the following events has occurred, or has been determined by us in our reasonable judgment to have occurred:
•	there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Option Exchange Program, the acquisition of some or all of the Eligible Options elected for exchange pursuant to the Option Exchange Program, the issuance of New Options, or otherwise relates in any manner to the Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Glu or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Option Exchange Program to us;

•	there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Option Exchange Program or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
•	make the acceptance for exchange of, or issuance of New Options for, some or all of the Eligible Options elected for exchange illegal or otherwise restrict or prohibit completion of the Option Exchange Program or otherwise relates in any manner to the Option Exchange Program;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the Eligible Options elected for exchange;

•	materially impair the contemplated benefits of the Option Exchange Program to us; or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Glu or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Option Exchange Program to us;

•	there has occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to have a material adverse effect on the business, condition (financial or other), operations or prospects of Glu or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Option Exchange Program; or

•	in the case of any of the foregoing existing at the time of the commencement of the Option Exchange Program, a material acceleration or worsening thereof;
•	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock;

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

•	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Glu or our subsidiaries that, in our reasonable judgment, is or may be material to Glu or our subsidiaries.

     The conditions to the Option Exchange Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Option Exchange Program. Our failure at anytime to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons, although participants in the Option Exchange Program may challenge our determination in a court of competent jurisdiction. If we become aware that a condition to the Option Exchange Program is triggered, we will promptly notify eligible employees whether or not we have decided to waive such condition. Should we choose to waive a particular right, we may not reassert that particular right again in this Exchange Offer.
7.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.
     Our common stock has been quoted on The NASDAQ Global Market under the symbol “GLUU” since our initial public offering on March 22, 2007. The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by The NASDAQ Global Market:

	High	Low
Year Ended December 31, 2009
Second Quarter (through April 20, 2009)	$0.83	$0.48
First Quarter	0.96	0.35

Year Ended December 31, 2008
Fourth Quarter	$2.00	$0.22
Third Quarter	4.70	1.86
Second Quarter	5.77	3.85
First Quarter	5.72	3.75

Year Ended December 31, 2007
Fourth Quarter	$10.41	$4.77
Third Quarter	14.10	7.61
Second Quarter	14.60	9.78
First Quarter (beginning March 22, 2007)	12.29	10.00
     The last reported sale price of our common stock on April 20, 2009 was $0.57. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options for exchange. As of April 8, 2009, there were approximately 135 stockholders of record of our common stock and approximately 1,546 beneficial holders of our common stock.
8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.
     Consideration. We will grant the New Options stock under the 2007 Plan in exchange for outstanding Eligible Options properly tendered and accepted for exchange by us. The number of shares of common stock subject to New Options to be granted to each option holder will be based on the approved exchange ratio provided in the table below. The shares of common stock subject to Eligible Options cancelled pursuant to the Option Exchange Program will be retired and will be returned to the pool of shares available for grants of New Options under the 2007 Plan. We have decided not to grant new stock options and instead offer the Option Exchange Program because of the large number of options currently outstanding, a grant of additional options could potentially have a negative impact on our dilution and shares available for future equity awards.
     Terms of New Options. The New Options will be granted under the 2007 Plan. Some key features of the New Options will include:
•	The New Options will cover an equal or lesser number of shares than the Eligible Option tendered for exchange, depending on the exercise price of the Eligible Option as follows:

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$1.25 - $1.99	1-for-1	5,000 New Options issued in exchange for 5,000 Eligible Options
2.00 - 3.99	1-for-2	5,000 New Options issued in exchange for 10,000 Eligible Options
4.00 - 5.94	1-for-3	5,000 New Options issued in exchange for 15,000 Eligible Options
5.95 or greater	1-for-4	5,000 New Options issued in exchange for 20,000 Eligible Options
•	The exercise price of the New Options will equal the closing sale price of our common stock as reported on the NASDAQ Global Market on the Replacement Grant Date;

•	The New Options will be nonqualified stock options (U.S.) or unapproved stock options (U.K.) (even if the Eligible Option you tendered was an incentive stock option or an enterprise management incentive option, respectively);

•	The New Options will vest over three years in 36 equal monthly installments;

•	Each New Option will have a six-year term; and

•	The other terms and conditions of the New Options will be substantially similar to those of the cancelled options.
     The terms and conditions of current options outstanding under the Plans are set forth in the respective Plans and the stock option agreement you entered into in connection with the grant. The terms and conditions of the Plans are summarized in the applicable prospectuses prepared by us and previously distributed to you.
     Important Note: The statements in this Offer to Exchange concerning the Plans, the Eligible Options and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plans and the form of stock option agreement under the Plans. Please contact glu@sos-team.com to receive a copy of the Plans, prospectuses or forms of stock option agreements. We will promptly furnish you copies of these documents at our expense.

9.	INFORMATION CONCERNING GLU.
     Background
     Glu Mobile Inc. designs, markets and sells games for mobile phones. We have developed and published a portfolio of casual and traditional games designed to appeal to a broad cross section of the subscribers served by our wireless carriers and other distributors. We create games and related applications based on third-party licensed brands and other intellectual property, as well as on our own original brands and intellectual property. Our games based on licensed intellectual property include Call of Duty, Deer Hunter, Diner Dash, Family Feud, The Dark Knight, Transformers, World Series of Poker and Zuma. Our original games based on our own intellectual property include Bonsai Blast, Get Cookin’, Brain Genius, My Hangman, Space Monkey, Stranded and Super K.O. Boxing. We are based in San Mateo, California and have offices in London, France, Germany, Spain, Italy, Poland, Russia, China, Brazil, Chile, Canada and Mexico.
     We were incorporated in Nevada in May 2001 and changed our domicile to California in December 2001. In March 2007, we reincorporated in Delaware, and we completed our initial public offering.
     Financial Information
     Selected Summary Financial Data
     The following selected summary financial data has been derived from our historical audited consolidated financial statements and should be read in connection with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K for the fiscal year ended December 31, 2008, which is incorporated herein by reference. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,
	2008	2007
	(In thousands)
Consolidated Statements of Income/Loss Data:
Revenues	$89,767	$66,867
Cost of revenues	40,184	20,582

Gross profit	49,583	46,285
Operating expenses	151,790	51,841

Loss from operations	(102,207)	(5,556)
Interest and other income (expense), net	(1,356)	1,965

Loss before income taxes	(103,563)	(3,591)
Income tax benefit (provision)	(3,126)	265
Minority interest in consolidated subsidiaries	(3)	—

Net loss	(106,692)	(3,326)
Accretion to preferred stock	—	(17)
Deemed dividend	—	(3,130)
Net loss attributable to common stockholders	$(106,692)	$(6,473)

Weighted average common share outstanding — basic and diluted	29,379	23,281

Loss per share from continuing operations — basic and diluted	$(3.48)	$(0.24)
Net loss per share — basic and diluted	$(3.63)	$(0.14)
Net loss per share attributed to common stockholders — basic and diluted	$(3.63)	$(0.28)

	Year Ended December 31,
	2008	2007
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term investments	$19,166	$59,810
Current assets	56,994	91,411
Non-current assets	35,082	70,094
Total assets	92,076	161,505
Current liabilities	43,359	22,365
Non-current liabilities	21,923	9,679
Total stockholders’ equity	26,794	129,461
     Book Value
     Our book value per share was $0.90 on December 31, 2008 (calculated using the book value as of December 31, 2008 divided by the number of shares of our common stock outstanding on that date).
     Ratio of Earnings to Fixed Charges
     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes and minority interest plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, the estimated portion of rental expense deemed by Glu to be representative of the interest factor of rental payments under operating leases.

	Year Ended December 31,
	2008		2007
	(In thousands)
Earnings before income taxes and minority interest	$(103,563)		$(3,591)
Fixed charges	454		1,089

Earnings	$(103,109)		$(2,502)

Fixed charges	$454		$1,089

RATIO OF EARNINGS TO FIXED CHARGES	—	(a)	—	(a)

(a)	Earnings were inadequate to cover fixed charges by $103,563 for 2008 and $3,591 for 2007.
     Additional Information about Glu
     For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2008 and our other SEC filings. We recommend that you review materials that we have filed with the SEC before deciding whether or not to tender your Eligible Options. We will also provide you without charge, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 17 “Additional Information” below for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

     Additional Considerations
     In deciding whether to participate in the Option Exchange Program, you should know that we continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. From time to time, we also engage in discussions and negotiations with potential candidates for management or director positions with Glu or with existing members of management for changes in positions, responsibilities or compensation. We grant options in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our SEC filings, we have no plans or proposals that relate to or would result in:
•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (however, we expect to consider such matters from time to time);

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options or purchases made under our employee stock purchase plan); or

•	any changes in our certificate of incorporation, bylaws or other governing instruments or any actions that could impede a third-party from acquiring control of us.
10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS OR ARRANGEMENTS CONCERNING ELIGIBLE OPTIONS; AGREEMENTS INVOLVING GLU’S SECURITIES.
     Our Directors and Executive Officers

     The directors and executive officers of Glu Mobile Inc. and their respective positions as of April 21, 2009 are set forth in the following table:

L. Gregory Ballard	President, Chief Executive Officer and Director
Jill S. Braff	Senior Vice President of Global Publishing
Kevin S. Chou	Vice President, General Counsel and Secretary
Alessandro Galvagni	Senior Vice President of Global Product Development and Chief Technology Officer
Eric R. Ludwig	Senior Vice President, Chief Financial Officer and Assistant Secretary
Thomas M. Perrault	Vice President, Global Human Resources
Ann Mather	Director
William J. Miller	Director
Richard A. Moran	Director
Hany M. Nada	Director
Ellen F. Siminoff	Director
A. Brooke Seawell	Director
Daniel L. Skaff	Lead Independent Director
     The address of each director and executive officer is c/o Glu Mobile Inc. 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404 and the telephone number is (650) 532-2400.
     None of our executive officers or directors is eligible to participate in the Stock Option Exchange Program. As of April 21, 2009, our executive officers and directors (13 persons) as a group held outstanding options to purchase a total of 2,607,776 shares of our common stock under our equity compensation plans, representing approximately 50.5% of the shares subject to all outstanding options under our equity compensation plans as of that date, excluding the options approved on April 3, 2009 and described below in this Section.
     On April 3, 2009, the Compensation Committee of our Board of Directors approved of granting nonqualified stock options to purchase an aggregate of 170,000 shares of our common stock under our 2007 Plan to five of our executive officers as set forth in the table below. These options vest over four years, with 25% of the shares of common stock underlying each option vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly installments thereafter. The grant date for these options will be the earlier of (1) the Replacement Grant Date and (2) the date on which we grant 2009 equity awards to our independent directors, which is currently expected to be May 29, 2009, the date of our 2009 annual meeting of stockholders. These options shall be exercisable for a term of up to six years from the grant date at an exercise price equal to 100% of the fair market value on the date of grant.

Name	Number of Options
Eric R. Ludwig	40,000
Jill S. Braff	40,000
Kevin S. Chou	25,000
Alessandro Galvagni	40,000
Thomas M. Perrault	25,000

     Neither we, nor any member of our Board of Directors, nor any of our executive officers, nor any affiliate of ours, engaged in transactions involving Eligible Options during the 60 days prior to the date of this Exchange Offer.
     Except for outstanding options to purchase shares of our Common Stock and other stock awards, such as restricted stock units, granted or to be granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our equity compensation plans and the purchase rights that are outstanding from time to time under our 2007 Employee Stock Purchase Plan, and except as set forth in this document, neither we nor any person controlling us nor any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
     Agreements Involving Glu’s Securities
     We have entered into an investors’ rights agreement with a number of our stockholders and Pinnacle Ventures. These parties include several entities affiliated with our directors: GGV Capital (affiliated with Hany M. Nada), New Enterprise Associates (affiliated with A. Brooke Seawell) and Sienna Ventures (affiliated with Daniel L. Skaff). Under the investors’ rights agreement, (1) the holders of at least 30% of the shares having demand registration rights can request that we file a registration statement covering registrable securities with an anticipated aggregate offering price of at least $7.5 million; (2) if we register any of our securities for public sale, the holders of shares having demand registration rights, as well as Pinnacle, will have the right to include their shares in the registration statement, subject to certain customary exceptions and cut-backs; and (3) the holders of at least 10% of the shares with demand registration rights can request that we register their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $1.0 million.
     We have issued and outstanding warrants to purchase an aggregate of 106,312 shares of our common stock at an exercise price of $9.03 per share to three entities affiliated with Pinnacle Ventures. These warrants expire on May 2, 2013.
     The foregoing descriptions of these Agreements Involving Glu’s Securities are qualified in their entirety by reference to the full text of the investors’ rights agreement and the form of warrant, respectively, each as filed with the SEC and incorporated by reference into this Offer to Exchange.
11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE OPTION EXCHANGE PROGRAM.
     The shares of common stock subject to those options cancelled pursuant to the Option Exchange Program will be returned to the pool of shares available for equity grants under the 2007 Plan.
     We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS 123R”), regarding accounting for share-based payments. (See Note 11 to the Audited Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008 for more information.) Under SFAS 123R, in addition to the remaining unamortized expense for the Eligible Options, we will recognize the incremental compensation expense of the stock options granted in the Option Exchange Program. The incremental compensation expense will be measured as the excess, if any, of the fair value of the New Options to employees in exchange for surrendered Eligible Options, over the fair value of the Eligible Options surrendered in exchange for the New Options. The fair value of New Options will be measured as of the date they are granted and the fair value of the Eligible Options surrendered will be measured immediately prior to the cancellation. The sum of the remaining unamortized expense for the Eligible Options and the incremental compensation expense for the New Options will be recognized in compensation expense ratably over the vesting period of the New Options.
     The amount of this expense will depend on a number of factors, including:
•	The exercise price per share of the New Options issued in the Exchange Offer;

•	The level of participation by holders of Eligible Options in the Exchange Offer; and

•	The exercise price per share of Eligible Options cancelled in the Exchange Offer.
     Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration date, we cannot predict the exact amount of the charge that will result from the Exchange Offer.
12.	LEGAL MATTERS; REGULATORY APPROVALS.
     We are not aware of any material pending or threatened legal actions or proceedings relating to the Option Exchange Program. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Exchange Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this document. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay our acceptance of the Eligible Options tendered by you to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Exchange Offer to accept Eligible Options tendered for exchange and to issue New Options is subject to satisfaction or waiver of the conditions described in Section 6.
13.	MATERIAL UNITED STATES TAX CONSEQUENCES.
CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The following is a summary of the material U.S. federal tax consequences of the exchange of Eligible Options under the Option Exchange Program. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer to Exchange, any of which may change. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.
     If you exchange Eligible Options for New Options, you will not be required to recognize income for federal tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

     On the Replacement Grant Date of the New Options, you will not be required to recognize additional income for federal tax purposes. The New Options will be nonqualified stock options (U.S.) and unapproved options (U.K.).
     We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this Exchange Offer.
     U.S. Federal Tax Consequences of Incentive Stock Options.
     Under current law, if you were granted an option that is an incentive stock option (an “ISO”), you would not have recognized income when the ISO was granted to you and will incur no tax upon exercise of an ISO unless you are subject to the alternative minimum tax (“AMT”). If you hold the shares purchased upon exercise of the ISO (the “ISO Shares”) for more than one year after the date the option was exercised and for more than two years after the option was granted, you generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.
     If you dispose of the ISO Shares before the expiration of either required holding period (a “disqualifying disposition”), then any gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO Shares on the later of the date of vesting or the date of exercise (or, if less, the amount realized on a sale of such ISO Shares), will be treated as ordinary income. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO Shares were held by you.
     The difference between the exercise price and the fair market value of vested ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT.
     U.S. Federal Tax Consequences of Nonqualified Stock Options.
     Under current law, you will not realize taxable income upon the grant of a non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.
     The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.
     We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a nonqualified stock option if the holder is employed by us. We will require any such holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

     If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.
14.	MATERIAL UNITED KINGDOM TAX CONSEQUENCES.
     United Kingdom Tax Consequences of EMI Stock Options.
     Under current law, if you were granted an option that qualified as an Enterprise Management Incentive Option (an “EMI Option”), you would not have recognized taxable income upon the grant. If certain conditions were met, no taxable income or National Insurance Contributions (“NICs”) would have been payable by you when you exercised the EMI Option and you would have paid capital gains tax on any subsequent sale of shares.
     Only £100,000 (or £120,000 for EMI Options granted on or after April 6, 2008) of shares may be held under EMI Options at any time.
     Your employer will report the details of your EMI Option grant on its annual U.K. Inland Revenue tax return.
     Any capital gains tax owed is subject to an annual personal exemption. You will be responsible for paying any taxes owed as a result of the sale of the shares or the receipt of any dividend. In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your EMI Options and from the sale or disposal of shares together with details of dividend income to Her Majesty’s Revenue & Customs on your personal U.K. Inland Revenue tax return.
     United Kingdom Tax Consequences of Unapproved Stock Options.
     New Options granted under the Option Exchange Program will be unapproved stock options. No taxable income will be recognized by you upon the grant of an unapproved stock option. You will, in general, recognize ordinary income in the year in which you exercise the option. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares (i.e., the “spread”). You will be liable to pay employees’ National Insurance Contributions (“NICs”) in relation to the spread on exercise of your stock options if your earnings do not already exceed the maximum limit for National Insurance purposes.
     In addition, in accordance with the stock option award agreement for the New Options, you will be required as a condition of the vesting and exercise of the New Option and the subsequent issuance of the shares, to promptly upon receiving such agreement execute a joint election accepting and transferring to you any and all liability for secondary Class 1 employer NICs which may be payable by the Company or your employer in connection with the New Option.
     Your employer is required to withhold any income tax and National NICs on the spread at exercise. Your employer will also report the details of your New Option grant and any New Option exercises on its annual U.K. Inland Revenue tax return.
     When you sell the shares acquired upon exercise of your New Option, you generally are subject to capital gains tax on any gain, which is the excess of the sale price, over the fair market value of the shares at the time of exercise. Any capital gains tax owed is subject to an annual personal exemption. You will be responsible for paying any taxes owed as a result of the sale of the shares or the receipt of any dividend.
     In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your New Options and from the sale or disposal of shares together with details of dividend income to Her Majesty’s Revenue & Customs on your personal U.K. Inland Revenue tax return.

15.	EXTENSION OF OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.
     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any Eligible Options by giving written notice of such extension to the Eligible Employees.
     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the Option Exchange Program and to postpone our acceptance and cancellation of any Eligible Options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving written notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will return the Eligible Options elected for exchange promptly after termination or withdrawal of the Option Exchange Program.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Option Exchange Program in any respect.
     Amendments to the Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m, Pacific Time, on the business day following the last previously scheduled or announced expiration date. Any amendment of the Option Exchange Program will be disseminated in writing promptly to Eligible Employees in a manner reasonably designated to inform Eligible Employees of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Option Exchange Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.
     If we materially change the terms of the Exchange Offer or the information about the Exchange Offer, or if we waive a material condition of the Exchange Offer, we may extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Exchange Offer must remain open following material changes in the terms of the Exchange Offer or information about the Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:
•	increase or decrease what we will give you in exchange for your Eligible Options;

•	increase or decrease the number of Eligible Options to be exchanged in the Exchange Offer; or

•	extend or terminate the Exchange Offer.
     If the Exchange Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten business days after the date the notice is published. A “business day” means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.
16.	FEES AND EXPENSES.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to the Option Exchange Program. You will be responsible for any expenses incurred by you in connection with your election to participate in the Option Exchange Program, including, any expenses associated with any tax, legal or other advisor consulted or retained by you.

17.	ADDITIONAL INFORMATION.
     We have filed with the SEC a Tender Offer Statement on Schedule TO of which this document is a part. This document does not contain all of the information contained in the Schedule TO, as amended, and the exhibits thereto. We recommend that you review the Schedule TO, as amended, including its exhibits, and the following other materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Option Exchange Program:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 13, 2009, including all material incorporated by reference therein;

•	Our Definitive Proxy Statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on April 22, 2009; and

•	the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on March 16, 2007, including any amendments or reports we file for the purpose of updating that description.
Our SEC file number for all of these filings is 001-33368. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, and copies of all or any part of these filings may be obtained from that office or by calling the SEC at 1-800-SEC-0330. These filings are also available to the public on the SEC’s web site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.glu.com. Information contained on our website is not part of this Offer to Exchange.
     We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Stock Administration
Glu Mobile Inc.
2207 Bridgepointe Parkway, Suite 250
San Mateo, California 94404
(650) 532-2400
Email: glu@sos-team.com
     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.
     The information contained in this Offer to Exchange about Glu should be read together with the information contained in the documents to which we have referred you.

18.	MISCELLANEOUS.
     We are not aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any such jurisdiction where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. The Option Exchange Program is not available in jurisdictions outside the United States and the United Kingdom.
     We cannot guarantee that, following the expiration date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the section of this document entitled “Risk Factors Related to the Option Exchange Program,” and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2008 before you decide whether to participate in this Exchange Offer.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Glu Mobile Inc.	April 22, 2009